UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2011

CRYOPORT, INC.
 (Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2011, CryoPort, Inc. (the “Registrant”) entered into definitive agreements for the second and final round of the previously announced private placement of its securities to certain institutional and accredited investors (the “Investors”) for aggregate gross proceeds of an additional $4,918,740 (approximately $4,344,000 after estimated cash offering expenses) pursuant to the Securities Purchase Agreement between the Registrant and the Investors (the “Purchase Agreement”) and the Registration Rights Agreement among the Registrant, Emergent Financial Group, Inc., Maxim Group LLC, and the Investors (the “Registration Rights Agreement”). This second and final round is in addition to the initial closing of 6,335,318 units for $4.4 million in proceeds announced on February 7, 2011. The Registrant intends to use the net proceeds for working capital purposes.

Pursuant to the Purchase Agreement executed in connection with the second closing, the Investors purchased an aggregate of 7,026,771 units (the “Units”) at a price of $0.70 per Unit, with each Unit consisting of (i) one share of common stock of the Registrant (“Common Stock”) and (ii) one warrant to purchase one share of Common Stock at an exercise price of $0.77 per share. The warrants are immediately exercisable and have a term of five years.

Pursuant to the Registration Rights Agreement, the Registrant is obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) registering the resale of the shares of Common Stock issued to the Investors and the shares of Common Stock underlying the warrants issued to the Investors within ninety (90) days following the close of the transaction. The Registration Rights Agreement also provides for (i) certain payments by the Registrant to the Investors if such registration statement is not filed within such period and (ii) indemnification by each of the Registrant and the Investors to the other party and certain affiliates of such party against certain liability related to such registration statement.

Emergent Financial Group, Inc. and Maxim Group LLC served as the Registrant’s placement agents in this transaction and received, in the aggregate, commissions of up to 10% and a non-accountable finance fee of up to 3% of the aggregate gross proceeds received from the Investors, plus reimbursement of accountable out-of-pocket expenses, and were issued warrants to purchase 689,619 and 437,143 shares of Common Stock, respectively, at an exercise price of $0.77 per share.

The foregoing summary of the terms and conditions of the Purchase Agreement, the Registration Rights Agreement, and the warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each of the aforementioned documents which will be filed as exhibits with the Registrant’s Form 10K filing for the fiscal year ended March 31, 2011. The Registrant issued a press release on February 15, 2011 announcing the second and final close of the private placement.

Item 3.02 Recent Sale of Unregistered Securities.

The sale and issuance of the Units, the Common Stock, and the warrants was completed in accordance with the exemption provided by Rule 505 and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael Bartholomew, Chief Commercialization Officer of the Registrant, resigned effective on February 15, 2011. Mr. Bartholomew may consult on specific projects in the future. Larry Stambaugh, Chief Executive Officer of the Registrant, will be responsible for managing the Registrant's sales and marketing efforts until a new Chief Commercialization Officer is retained and appointed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: February 18, 2011

By:/s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer and Chairman